Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Olema Pharmaceuticals, Inc.

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other(2)	441,212(3)	$4.33(2)	$1,910,448	.0000927	$178
Equity	Common Stock	Other(4)	1,575,640(5)	$7.02(4)	$11,060,993	.0000927	$1,026
Equity	Common Stock	Other(6)	403,370(7)	$3.68(6)	$1,484,402	.0000927	$138
Equity	Common Stock	Other(2)	1,730,000(8)	$4.33(2)	$7,490,900	.0000927	$695
Equity	Common Stock	Other(4)	270,000(9)	$7.02(4)	$1,895,400	.0000927	$176
Total Offering Amounts				–	$23,842,143	–	$2,213
Total Fees Previously Paid				–	–	–	–
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$2,213

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Olema Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of on the basis of $4.33 per share, which is the average of the high and low prices of a share of the Registrant’s common stock on February 23, 2022.

(3)

Represents 441,212 of the 2,016,852 additional shares of common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) on January 1, 2022, pursuant to an “evergreen” provision contained in the 2020 Plan (the “2020 Plan Evergreen Increase”). The remainder of the shares provided by the 2020 Plan Evergreen Increase are subject to options granted prior to the filing of this Registration Statement, describe in Note 5 below. Pursuant to the “evergreen” provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2020 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of common stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such share.

(5)	Represents shares of common stock that may be issued upon the exercise of outstanding options granted under the 2020 Plan.
(6)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $4.33 per share, which is the average of the high and low prices of a share of the Registrant’s common stock on February 23, 2022 multiplied by 85% (the percentage of the price per share applicable to purchases under the Registrant’s 2020 Employee Stock Purchase Plan (the “ESPP”)). Pursuant to the ESPP, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

(7)

Represents additional shares of common stock that were automatically added to the shares authorized for issuance under the ESPP on January 1, 2022, pursuant to an “evergreen” provision contained in the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 860,832 shares of common stock and (c) a number of shares of common stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(8)	Represents shares of common stock reserved for issuance under the Registrant’s 2022 Inducement Plan (the “Inducement Plan”).
(9)	Represents shares of common stock that may be issued upon the exercise of outstanding options granted under the Inducement Plan.